Exhibit 99.1

WillScot and McGrath RentCorp Mutually Agree to Terminate Previously Announced Combination

WillScot Remains Focused on Executing $1 Billion of Idiosyncratic Growth Opportunities

Board Increases Share Repurchase Authorization to $1 Billion

PHOENIX, September 18, 2024 – WillScot Holdings Corporation (“WillScot” or the “Company”) (Nasdaq: WSC), a leader in innovative temporary flexible space solutions, today announced that it has entered into an agreement with McGrath RentCorp (“McGrath”) (Nasdaq: MGRC) to terminate the companies’ previously announced merger, pursuant to the terms of the January 28, 2024 merger agreement, under which WillScot would have acquired McGrath for a mix of cash and stock consideration.

Although both companies continue to believe in the merits and procompetitive benefits of the combination, WillScot and McGrath mutually agreed to terminate the transaction based on a joint determination that there was no commercially reasonable path to clear the necessary regulatory requirements for the transaction. Despite extensive and exhaustive engagement with the U.S. Federal Trade Commission (“FTC”) over several months, in recent weeks, it became evident that the path to regulatory clearance would be excessively onerous and would detract from the execution of other value creating initiatives inherent in WillScot’s business.

“Over the past several months, our team worked tirelessly to meet the continual requests of the FTC, in our pursuit of, what we believe to be, a procompetitive transaction that would provide great value to our customers, employees, shareholders and the communities in which we operate. While we are disappointed with this process, we are confident in our strategy and there are numerous opportunities to continue reinvesting in our business to deliver sustainable growth and returns over time,” said Brad Soultz, Chief Executive Officer of WillScot. “WillScot’s position as the leading provider of temporary space solutions has never been stronger. With our relentless focus on execution on behalf of our customers, we are realizing opportunities to improve efficiency and profitability across many of our core commercial and operational capabilities. Through our investments in product innovation and adjacent offerings, we are introducing new alternatives for customers in the marketplace. These commercial and operational initiatives represent over $1 billion of prospective Adjusted EBITDA growth potential. When combined with the natural resilience and predictability of our lease portfolio, this gives us multi-year visibility and conviction in our long-term outlook.”

Added Mr. Soultz, “We have nearly 80 years of history as a trusted partner to our customers, and we are a Great Place to Work® for our employees; we thank you for your patience, support and continued loyalty. I also want to extend our gratitude to the McGrath team for their collaboration and efforts over the last several months.”

The Company also announced today that its Board of Directors increased the existing share repurchase program to $1 billion.

“Our long term outlook remains clear. With the obvious overhang on our valuation related to the McGrath transaction, our Board of Directors increased our share repurchase authorization to $1 billion. We will deploy the repurchase authorization thoughtfully, as we have in the past, while funding organic investments in our business and pursuing smart tuck-in acquisitions,” said Tim Boswell, President and Chief Financial Officer of WillScot. “At current valuation levels, we will prioritize investing in our own stock given the embedded growth in our earnings. As we progress into 2025, we will continue to execute the disciplined approach to capital allocation that we initiated in 2021, which has resulted in the return of over $2 billion of capital to our shareholders and nearly a 25% reduction in our economic share count. Combined with the execution of our growth strategy, capital allocation will remain a powerful lever to compound returns for shareholders over time.”

About WillScot

Listed on the Nasdaq stock exchange under the ticker symbol “WSC,” WillScot is the premier provider of highly innovative and turnkey space solutions in North America. The Company’s comprehensive range of products includes modular office complexes, mobile offices, classrooms, temporary restrooms, portable storage containers, protective buildings and climate-controlled units, and clearspan structures, as well as a curated selection of furnishings, appliances, and other supplementary services, ensuring turnkey solutions for its customers. Headquartered in Phoenix, Arizona, and operating from a network of approximately 260 branch locations and additional drop lots across the United States, Canada, and Mexico, WillScot’s business services are essential for diverse customer segments spanning all sectors of the economy.

Additional information can be found on the company's website at www.willscot.com.

Contact Information

Investor inquiries:
Nick Girardi
investors@willscot.com

Media inquiries:
Jake Saylor
Jake.saylor@willscot.com